Exhibit 99.1

Waters Instruments Announces Company Name Change to Zareba Systems and Annual Dividend Payment

MINNEAPOLIS—(BUSINESS WIRE)—Oct. 28, 2005—Waters Instruments, Inc. (NASDAQ:WTRS) announced today that its’ Board of Directors and shareholders have approved a change in the company name to Zareba Systems, Inc. The name change is effective Nov. 1, 2005, and the company’s stock will begin trading under the new symbol “ZRBA” on the Nasdaq Stock Market.

During the last few years, the company has sold two divisions - Waters Network Systems and Waters Technical Systems - and acquired North Central Plastics and Rutland Electric Fencing Company. The Company has also moved its Waters Medical Systems into a subsidiary. The strategy behind these steps has focused the company primarily in electronic perimeter fencing through its Zareba Systems division.

“Today, almost 93 percent of our company’s sales occur in our Zareba Systems division,” said Jerry Grabowski, Waters president and CEO. “Changing our name to Zareba Systems, Inc. better reflects our future course and our position as the world’s leading manufacturer of electronic perimeter fence systems.”

The Board of Directors also declared a $0.04 per share dividend to its shareholders. The dividend will be paid to shareholders of record on November 10, 2005 with a payment date of December 10, 2005. Waters has paid annual dividends on its common stock for 30 of the last 31 years.

Zareba Systems designs, manufactures and markets the industry’s widest power range of electronic perimeter fence systems used for rural, residential and commercial properties. The company also designs, manufactures and markets perimeter protection products for access control including automatic gate openers and proprietary perimeter security systems for residential, commercial and government properties.

Brand names of the Zareba Systems line of products include Rutland Electric Fencing and Electric Shepherd, along with Zareba, Blitzer, Bulldozer, HOL-DEM, International and Red Snap’r. Zareba Systems is the industry leader in developing and distributing electronic perimeter fence systems throughout North America as well as in the United Kingdom through its 2004 acquisition of Rutland.

About Waters Instruments

Waters Instruments, Inc., or Zareba Systems, Inc. as of November 1st, is the world’s leading manufacturer of electronic perimeter fence systems and kidney perfusion devices. A Minnesota corporation since 1960, the company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Rochester and Ellendale, Minn. Zareba Systems is North America’s largest manufacturer of electronic perimeter fence systems, and its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. Waters Medical Systems, Inc. is a market leader in renal perfusion devices and whole blood oximeter products, both in the U.S. and overseas. For more information, visit www.wtrs.com or www.zarebasystems.com.

    CONTACT: Waters Instruments, Inc., Minneapolis Elaine Beckstrom, 763-509-7447

    SOURCE: Waters Instruments, Inc.